REPLAY ACQUISITION CORP.
767 Fifth Avenue, 46th Floor

New York, New York 10153

April 2, 2019

VIA EDGAR

United States Securities and Exchange Commission
Division of Corporation Finance

100 F. Street, N.E.
Washington, D.C. 20549
Attention:  Kevin Dougherty

Re:                             Replay Acquisition Corp.
Registration Statement on Form S-1
File No. 333-230347

Dear Mr. Dougherty:

Replay Acquisition Corp. (the “Company”) hereby requests that the effective date of the Company’s Registration Statement on Form S-1 (File No. 333-230347), be accelerated under Rule 461 of the Securities Act of 1933, as amended, so that it will be declared effective at 4:00 p.m., Eastern time, on Wednesday, April 3, 2019, or as soon thereafter as possible.

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Sincerely,

REPLAY ACQUISITION CORP.

By:	/s/ Edmond Safra
	Name:	Edmond Safra
	Title:	Co-Chief Executive Officer

By:	/s/ Gregorio Werthein
	Name:	Gregorio Werthein
	Title:	Co-Chief Executive Officer

[Signature Page to Acceleration Request]